Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2020 Second Quarter Results

Oxford, CT – November 1, 2019 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2020.

Key Highlights

-	Net sales of $181.9 million up 5.2% compared to the prior year quarter and 6.8% organically
-	Adjusted fully diluted EPS of $1.30 up from $1.22 in the second quarter last year
-	Backlog of $473.2 million up 10.1% year over year
-	Completed acquisition of Swiss Tool

Second Quarter Financial Highlights

	Fiscal 2020		Fiscal 2019		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$181.9		$172.9		5.2%
Gross margin	$71.1	$71.2	$67.8	$67.8	4.9%	5.0%
Gross margin%	39.1%	39.1%	39.2%	39.2%
Operating income	$37.3	$38.4	$35.9	$35.9	4.0%	7.0%
Operating income%	20.5%	21.1%	20.8%	20.8%
Net income	$31.3	$32.3	$30.1	$30.2	3.8%	7.0%
Diluted EPS	$1.26	$1.30	$1.22	$1.22	3.3%	6.6%

(1)	Results exclude items in reconciliation below.

Six Month Financial Highlights

	Fiscal 2020		Fiscal 2019		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$364.6		$348.9		4.5%
Gross margin	$141.8	$141.9	$135.6	$135.6	4.6%	4.7%
Gross margin %	38.9%	38.9%	38.9%	38.9%
Operating income	$75.8	$76.9	$71.9	$71.9	5.4%	6.9%
Operating income %	20.8%	21.1%	20.6%	20.6%
Net income	$61.8	$62.9	$57.6	$58.3	7.3%	7.8%
Diluted EPS	$2.49	$2.53	$2.34	$2.37	6.4%	6.8%

(1)	Results exclude items in reconciliation below.

“We are pleased with our performance during the second quarter. Strong double-digit organic growth in aerospace markets more than offset the weakness in industrial markets” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our healthy backlog and continued conversion of new contracts set a welcoming stage for the next several quarters.”

Second Quarter Results

Net sales for the second quarter of fiscal 2020 were $181.9 million, an increase of 5.2% from $172.9 million in the second quarter of fiscal 2019, and organic net sales increased 6.8% year over year. Net sales for the aerospace markets increased 10.2% in total and 14.4% on an organic basis. Industrial market sales declined 2.8%, 5.0% on an organic basis. Gross margin for the second quarter of fiscal 2020 was $71.1 million compared to $67.8 million for the same period last year. Gross margin as a percentage of net sales was 39.1% in the second quarter of fiscal 2020 compared to 39.2% for the same period last year.

SG&A for the second quarter of fiscal 2020 was $30.8 million, an increase of $1.5 million from $29.3 million for the same period last year. The increase was primarily due to $1.0 million of additional share-based stock compensation costs, additional personnel-related costs of $0.4 million and $0.1 million of other items. As a percentage of net sales, SG&A was 16.9% for the second quarter of fiscal 2020 compared to 17.0% for the same period last year.

Other operating expenses for the second quarter of fiscal 2020 totaled $3.0 million compared to $2.6 million for the same period last year. For the second quarter of fiscal 2020, other operating expenses consisted primarily of $2.3 million of amortization of intangible assets and $0.9 million of acquisition costs partially offset by $0.2 million of other income. For the second quarter of fiscal 2019, other operating expenses were comprised mainly of $2.6 million of amortization of intangible assets.

Operating income for the second quarter of fiscal 2020 was $37.3 million compared to operating income of $35.9 million for the same period last year. Excluding acquisition costs of $0.9 million and $0.1 million of inventory purchase accounting adjustments related to the acquisition of Swiss Tool and other restructuring charges of $0.1 million, adjusted operating income for the second quarter of fiscal 2020 was $38.4 million. Operating income as a percentage of net sales was 20.5% for the second quarter of fiscal 2020 compared to 20.8% for the same period last year.

Interest expense, net was $0.5 million for the second quarter of fiscal 2020 compared to $1.4 million for the same period last year.

Income tax expense for the second quarter of fiscal 2020 was $5.4 million compared to $4.0 million for the same period last year. The effective income tax rate for the second quarter of fiscal 2020 was 14.7% compared to 11.7% for the same period last year. The income tax expense included approximately $2.5 million of benefit from share-based stock compensation compared to $3.2 million for the same period last year.

Net income for the second quarter of fiscal 2020 was $31.3 million compared to $30.1 million for the same period last year. On an adjusted basis, net income was $32.3 million for the second quarter of fiscal 2020 compared to $30.2 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2020 was $1.26 per share compared to $1.22 per share for the same period last year. On an adjusted basis, diluted EPS for the second quarter of fiscal 2020 was $1.30 per share compared to an adjusted diluted EPS of $1.22 per share for the same period last year, an increase of 6.6%.

Backlog as of September 28, 2019 was $473.2 million compared to $429.9 million as of September 29, 2018.

Acquisition

On August 15, 2019, the Company completed the acquisition of Swiss Tool Systems for $33.8 million, subject to a final working capital adjustment. With headquarters located in Bürglen, Thurgau, Switzerland, Swiss Tool is a leading world-wide supplier of modular tooling systems and high-precision boring and turning solutions for metal cutting machines. Last twelve months sales were approximately $11.3 million. Swiss Tool will be reported as part of our Engineered Products segment.

Outlook for the Third Quarter Fiscal 2020

The Company expects net sales to be approximately $177.0 million to $179.0 million in the third quarter of fiscal 2020. This would result in a growth rate of 3.2% to 4.4% on a year-over-year basis and 3.6% to 4.7% excluding $2.9 million in sales associated with our Miami division, which was sold in the third quarter of fiscal 2019, and $2.5 million of sales associated with Swiss Tool, which we acquired in the second quarter of fiscal 2020. The third quarter will be impacted by approximately four to five fewer production and shipping days due to the holiday schedule.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 1382305. An audio replay of the call will be available from 1:45 p.m. ET November 1st, 2019 until 12:45 p.m. ET November 8th, 2019. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 1382305. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Ernest Hawkins

203-267-5010

Ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018

Net sales	$181,909	$172,916	$364,599	$348,901
Cost of sales	110,795	105,097	222,791	213,343
Gross margin	71,114	67,819	141,808	135,558

Operating expenses:
Selling, general and administrative	30,774	29,326	60,861	58,901
Other, net	3,031	2,609	5,148	4,775
Total operating expenses	33,805	31,935	66,009	63,676

Operating income	37,309	35,884	75,799	71,882

Interest expense, net	473	1,446	1,020	3,157
Other non-operating expense (income)	195	336	364	1,370
Income before income taxes	36,641	34,102	74,415	67,355
Provision for income taxes	5,371	3,991	12,646	9,777
Net income	$31,270	$30,111	$61,769	$57,578

Net income per common share:
Basic	$1.27	$1.24	$2.52	$2.38
Diluted	$1.26	$1.22	$2.49	$2.34

Weighted average common shares:
Basic	24,584,369	24,325,754	24,543,038	24,233,266
Diluted	24,905,173	24,719,056	24,856,561	24,635,146

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to	September 28,	September 29,	September 28,	September 29,
Adjusted Gross Margin:	2019	2018	2019	2018

Reported gross margin	$71,114	$67,819	$141,808	$135,558
Inventory purchase accounting adjustment	84	-	84	-
Adjusted gross margin	$71,198	$67,819	$141,892	$135,558

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 28,	September 29,	September 28,	September 29,
Adjusted Operating Income:	2019	2018	2019	2018

Reported operating income	$37,309	$35,884	$75,799	$71,882
Inventory purchase accounting adjustment	84	-	84	-
Acquisition costs	901	-	901	-
Integration and restructuring	84	-	84	-
Adjusted operating income	$38,378	$35,884	$76,868	$71,882

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	September 28,	September 29,	September 28,	September 29,
Adjusted Net Income Per Common Share:	2019	2018	2019	2018

Reported net income	$31,270	$30,111	$61,769	$57,578
Loss on extinguishment of long-term debt (1)	-	-	-	815
Inventory purchase accounting adjustment (1)	72	-	72	-
Acquisition costs (1)	769		769	-
Integration and restructuring (1)	72	-	72	-
Foreign exchange translation loss (gain) (1)	65	110	348	10
Discrete and other tax reserve loss (benefit)	82	-	(151)	(73)
Adjusted net income	$32,330	$30,221	$62,879	$58,330
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.32	$1.24	$2.56	$2.41
Diluted	$1.30	$1.22	$2.53	$2.37

Weighted average common shares:
Basic	24,584,369	24,325,754	24,543,038	24,233,266
Diluted	24,905,173	24,719,056	24,856,561	24,635,146

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
Segment Data, Net External Sales:	2019	2018	2019	2018

Plain bearings segment	$90,007	$77,480	$177,496	$156,005
Roller bearings segment	32,585	37,000	69,444	72,870
Ball bearings segment	17,424	18,038	35,134	36,112
Engineered products segment	41,893	40,398	82,525	83,914
	$181,909	$172,916	$364,599	$348,901

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
Selected Financial Data:	2019	2018	2019	2018

Depreciation and amortization	$7,802	$7,639	$15,322	$14,952

Share-based stock compensation expense	5,059	4,039	9,861	7,805

Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$51,239	$47,562	$102,051	$94,639

Cash provided by operating activities	$24,482	$24,030	$64,618	$57,865

Capital expenditures	$8,176	$10,753	$20,216	$17,746

Total debt			$37,777	$124,458

Cash and short-term investments			$36,398	$60,365

Repurchase of common stock			$9,848	$3,531

Backlog			$473,233	$429,904

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
Reconciliation of Total Net Sales to Organic Sales:	2019	2018	2019	2018

Net sales	$181,909	$172,916	$364,599	$348,901
Miami division - divestiture	-	(3,884)	-	(8,387)
Swiss Tool - acquisition	(1,460)	-	(1,460)	-
Organic net sales	$180,449	$169,032	$363,139	$340,514

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
Reconciliation of Aerospace Net Sales to Organic Sales:	2019	2018	2019	2018

Net sales	$117,384	$106,510	$233,703	$211,001
Miami division - divestiture	-	(3,884)	-	(8,387)
Organic net sales	$117,384	$102,626	$233,703	$202,614

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
Reconciliation of Industrial Net Sales to Organic Sales:	2019	2018	2019	2018

Net sales	$64,525	$66,406	$130,896	$137,900
Swiss Tool - acquisition	(1,460)	-	(1,460)	-
Organic net sales	$63,065	$66,406	$129,436	$137,900